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                                                                   EXHIBIT 23(i)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 26, 1996 in Amendment No. 2 to the Registration Statement (Form S-3, No. 333-18015) and related Prospectus of American Standard Companies Inc. for the Registration of 12,362,500 shares of its common stock and 12,362,500 shares of its common stock rights.

     We also consent to the incorporation by reference therein of our report with respect to the financial statement schedules of American Standard Companies Inc. for the years ended December 31, 1995, 1994 and 1993 included in the Annual Report on Form 10-K for 1995 filed with the Securities and Exchange Commission.

                                                /s/ ERNST & YOUNG LLP

New York, New York
February 5, 1997